EXHIBIT F-1



April 21, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

I have acted as counsel for Wisconsin Energy Corporation, a Wisconsin corporation ("WEC"), in connection with the proposed merger of ESL Acquisition, Inc., a Michigan corporation and a wholly owned subsidiary of WEC ("Acquisition Sub"), with and into ESELCO, INC. ("ESELCO"), a Michigan corporation (the "Merger"), pursuant to the terms of the Amended and Restated Agreement and Plan of Reorganization dated as of July 11, 1997 between WEC, Acquisition Sub and ESELCO (the "Reorganization Agreement"), and the contemporaneous merger of ESELCO with and into WEC (these two mergers collectively, the "Transaction"). This opinion is being delivered in connection with WEC's Application on Form U-1 (File No. 70-9161) filed under the Public Utility Holding Company Act of 1935 (the "Application").

I am familiar with the proceedings to date with respect to (a) the Transaction and (b) the proposed issuance as a result of the Transaction of the shares of WEC Common Stock, $.01 par value (the "Shares"), and I have examined such records, documents and questions of law and satisfied myself as to such matters of procedure, law and fact as I have considered relevant and necessary to render the opinions expressed below. In rendering these opinions, I am relying as to all matters of Michigan law upon the opinion of Loomis, Ewert, Ederer, Parsley, Davis & Gotting.

Based upon and subject to the foregoing, I am of the opinion that:

1. WEC is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

2. Upon the Transaction being consummated in accordance with the Reorganization Agreement and as contemplated by the Application:

     (a) all State laws applicable to the consummation of the Transaction will have been complied with;



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Securities and Exchange Commission
April 21, 1998
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     (b)  the Shares, when issued as contemplated by the Reorganization
          Agreement, will be duly authorized and validly issued and fully paid and nonassessable (except as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted) entitling the holders thereof to the rights and privileges appertaining thereto as set forth in the Restated Articles of Incorporation of WEC;

     (c) WEC will legally acquire all outstanding shares of common stock of ESELCO; and

     (d) the consummation of the Transaction will not violate the legal rights of the holders of any securities issued by WEC or any company associated with WEC.

I hereby consent to the filing of this opinion as Exhibit F-1 to the Application.

Very truly yours,



James D. Zakrajsheck
Counsel

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